EXHIBIT 5.1

1401 Lawrence Street, Suite 2300 Denver, CO 80202 • (303) 572-9300

December 6, 2021

Board of Directors

Solitario Zinc Corp.

4251 Kipling St. Suite 390

Wheat Ridge, CO 80033

Ladies and Gentlemen:

We are acting as counsel to Solitario Zinc Corp., a Colorado corporation (the “Company”), in connection with the public offering of up to 3,100,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) pursuant to a prospectus supplement dated December 1, 2021 and the accompanying base prospectus dated October 8, 2020 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-249129) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Colorado Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the respective subscription agreements by and between the Company and each purchaser of the Shares, and (ii) receipt by the Company of the consideration for the Shares specified therein, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Polsinelli PC
Polsinelli PC

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